SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 3
                                       on
                                   FORM 8-A/A


                For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or 12(g) of the
                         Securities Exchange Act of 1934


                         NATIONAL COMPUTER SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


              Minnesota                                 41-0850527
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


11000 Prairie Lakes Drive, Eden Prairie, Minnesota                    55344
(Address of principal executive offices)                            (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. ?

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. ?


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                              Name of each exchange on which
to be so registered                              each class is to be registered

       None                                                  None

Securities to be registered pursuant to Section 12(g) of the Act:

            Rights to Purchase Series A Participating Preferred Stock
                                (Title of class)




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Item 1. Description of Registrant's Securities to be Registered.

                  The response to Item 1 of the Registration Statement on Form 8-A of National Computer Systems, Inc. (the "Company"), dated June 24, 1987, as amended by Amendment No. 1 thereto dated September 8, 1989, and Amendment No. 2 thereto dated March 13, 1996, is hereby further amended by adding the following paragraphs and the attached exhibit.

                  On December 8, 1998, the Company amended the Second Amended and Restated Rights Agreement ("Rights Agreement"), a copy of which amendment is attached hereto as Exhibit 1 (the "Amendment"). Capitalized terms used in the summary have the meanings given to them in the Amendment.

                  Section 7(a) of the Rights Agreement was amended to change the Final Expiration Date to December 31, 2008.

                  Section 7(b) of the Rights Agreement was amended to change the exercise price to $160.00 per share.

                  Section 11(a) of the Rights Agreement was amended to better accommodate past and future stock splits.

                  Section 23 of the Rights Agreement was amended to change the redemption price to $.001 per share.

                  Exhibit A of the Agreement was amended to reflect a past stock split.

                  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is incorporated herein by reference.


Item 2. Exhibits.

        1. Amendment No. 1 to Second Amended and Restated Rights Agreement between the Company and Norwest Bank Minnesota, N.A.



                                    Signature

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: December 14, 1998

                                                NATIONAL COMPUTER SYSTEMS, INC.



                                                By      /s/J.W. Fenton, Jr.
                                                           J.W. Fenton, Jr.
                                                    Secretary and Treasurer



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                                INDEX TO EXHIBITS

Exhibits

        1. Amendment No. 1 to Second Amended and Restated Rights Agreement between the Company and Norwest Bank Minnesota, N.A.